                                                                 Exhibit (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           LAWTER INTERNATIONAL, INC.
                                       AT

                          $12.25 NET PER SHARE IN CASH
                                       BY

                          LIPSTICK ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                            EASTMAN CHEMICAL COMPANY

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 27, 1999, BY AND AMONG EASTMAN CHEMICAL COMPANY ("PARENT"), LIPSTICK ACQUISITION CORP. (THE "PURCHASER") AND LAWTER INTERNATIONAL, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 14.

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

May 4, 1999

                               TABLE OF CONTENTS

INTRODUCTION.......................................................      1
THE OFFER..........................................................      3
 1.    Terms of the Offer..........................................      3
 2.    Acceptance for Payment and Payment for Shares...............      4
 3.    Procedures for Tendering Shares.............................      5
 4.    Withdrawal Rights...........................................      8
 5.    Certain United States Federal Income Tax Consequences.......      8
 6.    Price Range of the Shares; Dividends........................      9
 7.    Effect of the Offer on the Market for the Shares; NYSE
       Listing; Exchange Act Registration; Margin Regulations......      9
 8.    Certain Information Concerning the Company..................     10
 9.    Certain Information Concerning Parent and the Purchaser.....     12
10.    Source and Amount of Funds..................................     14
11.    Background of the Offer; Purpose of the Offer and the
       Merger; the Merger Agreement and Certain Other Agreements...     14
12.    Plans for the Company; Other Matters........................     25
13.    Dividends and Distributions.................................     27
14.    Conditions to the Offer.....................................     27
15.    Certain Legal Matters.......................................     29
16.    Fees and Expenses...........................................     32
17.    Miscellaneous...............................................     32

SCHEDULE I
  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
  PARENT AND THE PURCHASER.........................................       I-1

To the Holders of Common Stock of
Lawter International, Inc.:

                                  INTRODUCTION

     Lipstick Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Eastman Chemical Company, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Lawter International, Inc., a Delaware corporation (the "Company"), at a price of $12.25 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will not pay such service fees. The Purchaser will pay all fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as Dealer Manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Kissel Blake, as Information Agent (the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between the Purchaser and/or Parent and each such person. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     ABN AMRO Incorporated, financial advisor to the Company, has delivered to the Company Board its opinion, dated as of April 27, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options. The Company has represented and warranted to Parent and the Purchaser that, as of April 27, 1999, there were (i) 33,068,076 Shares issued and outstanding and (ii) 2,226,465 Shares issuable pursuant to the exercise of options. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding options) or other securities convertible into, or exercisable or exchangeable for, Shares. See Section 11. Based on the foregoing and assuming the issuance of 2,226,465 Shares issuable upon the exercise of outstanding options, the Purchaser believes that the Minimum Condition will be satisfied if 17,647,271 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 27, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), the Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including the Purchaser, and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $12.25 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that, upon the purchase by the Purchaser of at least a majority of the Shares pursuant to the Offer and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by the Purchaser, Parent and their affiliates. The Company will, at such time, upon the request of Parent, promptly use its best efforts to take all action necessary to cause such persons designated by Parent to be appointed or elected to the Company Board, if necessary, by increasing the size of the Company Board or securing resignations of incumbent directors or both.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law and the Company's Certificate of Incorporation (the "Certificate of Incorporation"). See Section
11. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement at a meeting of the Company's stockholders. If the Purchaser purchases at least a majority of the outstanding Shares in the Offer (which will be the case if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived), the Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that the Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. Even if the Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or the Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price.

     In connection with the Merger Agreement, Parent, the Purchaser and the Company have entered into a Short Form Merger Option Agreement, dated as of April 27, 1999 (the "Stock Option Agreement"), pursuant to which the Company granted to the Purchaser an irrevocable option to purchase from the Company, at the Offer Price, newly issued Shares in an amount equal to the number of Shares (up to a maximum of 19.9% of the number of Shares outstanding) that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, constitutes 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of such Shares). The Stock Option Agreement is described more fully in Section 11.

     Parent currently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which the Purchaser will be merged with and into the Company. See Section 12.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, June 1, 1999, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires. In the Merger Agreement, Parent and the Purchaser have agreed that if all conditions to the Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, the Purchaser may, in its sole discretion, extend the Offer for additional periods; provided, however, that the Purchaser may not extend the Offer beyond October 31, 1999, without the consent of the Company.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any foreign antitrust or competition laws or regulations, and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next sentence, amend the Offer. The Merger Agreement provides that Purchaser will not waive the Minimum Condition, decrease the Offer Price, decrease the number of Shares sought or amend any other condition to the Offer in any manner materially adverse to the holders of the Shares without the written consent of the Company.

     The Merger Agreement requires the Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied or waived on the Expiration Date. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Without limiting the obligation of the Purchaser under such Rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     The Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Upon the acceptance of Shares for payment pursuant to the Offer, the valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after April 27, 1999 (collectively, "Distributions"). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by the Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of the Offer Price pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identifying number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of the Offer Price to such stockholder pursuant to the Offer may be subject to backup withholding of 31% of the amount payable to such stockholder. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 2, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a summary of certain material United States federal income tax consequences of the Offer and the Merger to holders of Shares who hold the Shares "as capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), which generally includes property held for investment. The discussion set forth below is for general information only and may not apply to certain categories of holders of Shares subject to special treatment under the Code, such as foreign holders and holders who acquired such Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings and interpretations currently in effect, all of which are subject to change, retroactively or prospectively.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a holder who sells Shares pursuant to the Offer, or who receives cash in exchange for Shares pursuant to the Merger, will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger.

     The gain or loss recognized by a holder of Shares pursuant to the Offer or the Merger will be capital gain or loss and if, as of the date of the tender pursuant to the Offer or surrender for cash pursuant to the Merger, as the case may be, the holder has held the Shares surrendered for more than one year, such capital gain will be long-term. The amount of any gain or loss recognized and its character as short-term or long-term will be calculated and determined separately for each identifiable block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger.

     Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such stockholder may be subject to a withholding tax of 31% with respect to any cash payments received pursuant to the Offer and the Merger. See the discussion regarding backup withholding in
Section 3. Foreign stockholders should consult with their own tax advisors regarding withholding taxes in general.

     THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN STOCKHOLDERS AND STOCKHOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF ANY EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded on the NYSE under the symbol "LAW". The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share on the NYSE and the amount of cash dividends paid per Share, all as reported in published financial sources.

                           LAWTER INTERNATIONAL, INC.

                                                                      COMMON STOCK
                                                              ----------------------------
                                                              HIGH      LOW      DIVIDENDS
                                                              ----      ---      ---------
Fiscal Year Ended December 31, 1997
  First Quarter.............................................  $12 3/4   $11 1/4    $0.10
  Second Quarter............................................   12 5/8    10 5/8     0.10
  Third Quarter.............................................   14 1/8    12 1/8     0.10
  Fourth Quarter............................................   12 1/2    10 5/8     0.10
Fiscal Year Ended December 31, 1998
  First Quarter.............................................  $12 1/2   $10 3/8    $0.10
  Second Quarter............................................   11 7/16    9 3/16    0.10
  Third Quarter.............................................   11         7         0.10
  Fourth Quarter............................................   11 5/8     6 1/8     0.10
Fiscal Year Ended December 31, 1999
  First Quarter.............................................  $11 5/8   $ 6        $0.10
  Second Quarter (through May 3, 1999)......................   12 1/16    6 11/16      --

     On April 27, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and the Purchaser, the last reported closing sales price of the Shares on the NYSE was $8 15/16 per Share. On May 3, 1999, the last full trading day prior to the commencement of the Offer, the last reported closing sales price of the Shares on the NYSE was $12 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, could reduce the number of holders of Shares and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     NYSE Listing. The Shares are listed on the NYSE. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 or more Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")) should fall below 600,000, or the aggregate market value of the publicly held Shares (exclusive of the NYSE Excluded Holdings) should fall below $5,000,000.

     If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or through the Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     The Purchaser currently intends to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent.

     The Company is a leading supplier of speciality polymers to the graphic arts industry. The Company produces printing ink vehicles, resins and slip additives, as well as additives for coatings and adhesives. Printing ink vehicles, which are fluid and gelled compositions that allow lithographic and letterpress printing inks to apply color and coatings to paper, plastic, metal and other surfaces, influence critical production issues such as print quality, gloss, drying speed, adhesion, rub resistance and press speed. The Company's synthetic and hydrocarbon resins are used in the production of adhesives, liquid printing inks and printing ink vehicles, rubber compounds and paints and coatings to improve durability, chemical resistance, appearance, adhesion and drying speed. The Company's products are sold worldwide to ink manufacturers and other customers involved in developing specialty inks, paints, coatings and adhesives. The Company has more than 600 employees in ten countries.

     The Company is a Delaware corporation with its principal executive offices at One Terra Way, 8601 95th Street, Pleasant Prairie, Wisconsin 53158. The telephone number of the Company is (414) 947-7300.

     Selected Financial Information. Set forth below is selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 10-K"), as filed with the Commission pursuant to the Exchange Act. Parent and the Purchaser make no representation as to the accuracy of such financial information. More comprehensive financial information is included in the Company 10-K and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to the Company 10-K and such other documents, including the financial information and related notes contained therein. The Company 10-K and such other documents may be inspected and copies may be obtained from the Commission or the NYSE in the manner set forth below.

                           LAWTER INTERNATIONAL, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
INCOME STATEMENT DATA:
  Net Sales.................................................  $212,843   $206,539   $193,814
  Operating Income..........................................    36,349     26,282     35,640
  Net Earnings..............................................    21,465     37,326     28,775
  Net Earnings per Share....................................       .59        .82        .64

                                                                     AT DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
BALANCE SHEET DATA:
  Total Assets..............................................  $254,250   $276,184   $293,123
  Net Working Capital.......................................    76,709    117,961     74,410
  Long-term Obligations.....................................   129,050     29,050     29,050
  Stockholders' Equity......................................    33,524    161,357    145,615

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of these materials should be obtainable by mail, upon payment of the Commission's customary fees, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent and the Purchaser. Parent, a Delaware corporation, is a global chemical company with a broad portfolio of plastic, chemical, and fiber products. Parent manufactures and sells polyester plastics such as polyethylene terephthalate sold under the trademark EASTAPAK polymers, a plastic widely used in beverage and food containers, and also manufactures and sells coatings and paint raw materials, industrial and fine chemicals, and acetate tow. In 1998, Parent had sales of $4.481 billion, operating earnings of $434 million and net earnings of $249 million.

     Parent began business in 1920 for the purpose of producing chemicals for Eastman Kodak Company's photographic business. As of December 31, 1993, Parent became an independent entity when Eastman Kodak Company spun off its chemical business. Parent is one of the largest chemical producers in the United States and a leader in the application of several manufacturing technologies. Parent pioneered the application of coal gasification technology for the production of chemicals (also referred to as "chemicals from coal technology") and currently operates one of the largest coal gasification facilities in the United States, thereby reducing Parent's dependence on petrochemicals in the manufacture of acetate tow, certain plastics and other chemicals. Parent is also a leader in the manufacture of oxo chemicals that are used in the production of numerous coatings and resin intermediates, the manufacture of fine chemicals used in photographic and other custom chemicals, and the application of advanced environmental waste management practices for chemical manufacturing operations. Parent is a world leader in production and recycling of a wide variety of polyester plastics, including polyethylene terephthalate and other flexible packaging materials.

     The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of the Purchaser is owned directly by Parent. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Parent and the Purchaser are located at 100 N. Eastman Road, Kingsport, Tennessee 37660. The telephone number of Parent and the Purchaser is (423) 229-2000.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and the executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase, neither Parent, the Purchaser nor any persons controlling Parent or the Purchaser, nor to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent or the Purchaser, or to the best of knowledge of Parent or the Purchaser, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in any equity security of the Company during the past sixty (60) days.

     Except as set forth in this Offer to Purchase, neither Parent, the Purchaser nor any persons controlling Parent or the Purchaser, nor to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth below or as otherwise set forth in this Offer to Purchase, neither Parent, the Purchaser nor any persons controlling Parent or the Purchaser, nor to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I hereto, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1996 there have been no contacts, negotiations or transactions between Parent, the Purchaser, their respective subsidiaries, any persons controlling Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. See Section 11 -- "Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

     In the ordinary course of business, Parent and the Company have entered into transactions whereby Parent has sold certain of its products to the Company, aggregating approximately $4.8 million since January 1996.

     As previously reported in Parent's Form 10-Q for the quarterly period ended September 30, 1998 and Form 10-K for the fiscal year ended December 31, 1998, on September 30, 1998 Parent entered into a voluntary plea agreement with the Department of Justice and agreed to pay an $11 million fine to resolve a charge brought against it for violation of Section One of the Sherman Act. Under the agreement, Parent entered a plea of guilty to one count of price-fixing for sorbates, a class of food preservatives, from January 1995 through June 1997. The plea agreement was approved by the United States District Court for the Northern District of California in San Francisco on October 21, 1998. Parent recognized the entire fine in third quarter 1998 and is paying the fine in installments over a period of five years.

     Except as set forth above, during the last five years, neither Parent, the Purchaser nor any persons controlling Parent or the Purchaser, nor, to the best knowledge of Parent or the Purchaser, any of the persons listed on Schedule I hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Available Information. Parent is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of these materials should be obtainable by mail, upon payment of the Commission's customary fees, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent.

Reports, proxy statements and other information concerning Parent should also be available at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Purchaser to purchase the maximum number of Shares pursuant to the Offer is approximately $433 million. The Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent will provide such funds through a combination of its cash on hand and short-term borrowings.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER;
    THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Contacts with the Company; Background of the Offer.

     Parent continually evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition. In November 1997 and again during the first quarter of 1998, Parent was contacted by SBC Warburg Inc. with respect to the potential purchase of a block of Shares from the Estate of Daniel J. Terra, one of the founders of the Company. Although Parent conducted a preliminary analysis of the strategic benefits of a significant but minority equity investment in the Company, it determined not to proceed with such an investment at that time.

     In the course of periodically reviewing potential acquisition candidates, Parent continued to analyze the potential benefits of entering into a business combination with the Company. In August 1998, Parent retained Merrill Lynch to provide financial advice regarding a potential business combination with the Company. On September 27, 1998, the Board of Directors of Parent (the "Parent Board") formally authorized Parent to pursue negotiations with the Company to enter into a possible transaction, subject to final review and approval of the Parent Board.

     In mid-October 1998, Earnest W. Deavenport, Jr., Chairman of the Board and Chief Executive Officer of Parent, contacted John P. O'Mahoney, Chairman of the Board and Chief Executive Officer of the Company, regarding the possibility of a meeting to learn more about the Company. On October 19, 1998, Mr. Deavenport, Allan R. Rothwell, Senior Vice President and Chief Financial Officer of Parent, and Bruce E. Moore, Vice President and General Manager of Coatings, Inks & Resins of Parent, met with Mr. O'Mahoney and the Company's representatives at the Company executive offices in Pleasant Prairie, Wisconsin. At that meeting, Parent expressed its interest in entering into a business combination transaction with the Company.

     As a result of this meeting, Parent and the Company agreed to enter into a confidentiality agreement, with Parent executing the confidentiality agreement on October 30, 1998 and the Company executing the confidentiality agreement on November 3, 1998.

     On November 3, 1998, at Parent's executive offices in Kingsport, Tennessee, Messrs. Rothwell and Moore, together with other members of senior management of Parent and Parent's financial advisor, met with Mr. O'Mahoney, Mark W. Joslin, Chief Financial Officer and Treasurer of the Company, Jack Baarends, Vice President of the Company, and other Company representatives. This meeting continued to be exploratory in nature, with the parties discussing in general terms the strategic benefits of Parent's proposed acquisition of the Company. Members of management of Parent and the Company met again on November 20, 1998, and held discussions throughout December 1998.

     Members of management of Parent and the Company, together with their respective advisors, met on January 7, 1999 and Messrs. Rothwell and O'Mahoney met again on January 25, 1999. None of these contacts led to any agreements or understandings regarding an acquisition of the Company by Parent and on February 4, 1999, Parent determined to terminate negotiations regarding Parent's potential acquisition of the Company.

     In late March 1999, Mr. O'Mahoney informed Mr. Rothwell that other companies had expressed interest in acquiring the Company and inquired as to whether Parent would again be interested in entering into a business combination with the Company. As a result of this conversation, on April 1, 1999, Messrs. Rothwell, Moore and Prentice McKibben, Business Development Director for Parent, met with Mr. O'Mahoney to renew negotiations regarding a business combination transaction.

     Throughout the next week, the parties engaged in a series of conversations. On April 6, 1999, Mr. Deavenport sent a letter to Mr. O'Mahoney submitting a non-binding proposal to acquire, subject to Parent's due diligence investigation, all of the Company's issued and outstanding Shares at a price in the range of $12.25 to $12.75 per Share. Following conversations between Messrs. Rothwell and O'Mahoney, on April 7, 1999, Mr. Deavenport sent another letter to Mr. O'Mahoney submitting a non-binding proposal to acquire, subject to Parent's due diligence investigation, all of the Company's issued and outstanding Shares, this time at a price in the range of $12.50 to $12.75 per Share.

     On April 8, 1999, Parent, its financial advisor and independent auditors met with the Company and its outside legal counsel and commenced Parent's due diligence investigation. Parent expanded its due diligence activities to include the world-wide operations of the Company, and engaged in due diligence until execution of the Merger Agreement. From April 10 through April 12, Messrs. Rothwell, Moore and O'Mahoney continued discussions regarding the terms of Parent's proposed acquisition of the Company, with Parent's representatives informing Mr. O'Mahoney that after due diligence conducted thus far Parent was then considering a price in the range of $12.00 to $12.25 per Share.

     On April 13, 1999, Messrs. Rothwell and O'Mahoney discussed a non-binding proposal to acquire, still subject to completion of ongoing due diligence, all of the Company's issued and outstanding Shares at a price in the range of $12.25 to $12.50 per Share.

     On April 19, 1999, outside legal counsel to Parent and the Purchaser provided initial drafts of the Merger Agreement and the Stock Option Agreement to the Company and its outside legal counsel. During the period from April 19, 1999 through April 27, 1999, the parties conducted negotiations with respect to the Merger Agreement and the Stock Option Agreement.

     On April 24, 1999, following Parent's due diligence investigation, Messrs. Rothwell, Moore and McKibben conducted discussions with Mr. O'Mahoney resulting in a tentative agreement on a price of $12.25 per Share, subject to satisfactory completion of negotiations with respect to the Merger Agreement and the Stock Option Agreement.

     At a meeting of the Parent Board, held on April 27, 1999, the Parent Board approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the Stock Option Agreement.

     At a meeting of the Company Board held on April 27, 1999, the Company Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the Stock Option Agreement, and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares, and unanimously recommended that stockholders of the Company accept the Offer and tender their Shares. At the Company Board meeting, ABN AMRO Incorporated delivered to the Company Board its opinion to the effect that, as of such date and based upon and subject to certain matters and assumptions stated therein, the consideration to be received by the holders of Shares pursuant to the Offer and under the terms of the Merger Agreement is fair to such holders from a financial point of view.

     Following the approval of the Company Board, on April 27, 1999, Parent, the Purchaser and the Company executed and delivered the Merger Agreement and on April 28, 1999, they issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby.

     On May 4, 1999, pursuant to the terms of the Merger Agreement, the Purchaser and Parent commenced the Offer.

Purpose of the Offer and the Merger.

     The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 37% over the closing sales price of the Shares on April 27, 1999, the last full trading day prior to the initial public announcement that the Company, the Purchaser and Parent had executed the Merger Agreement.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and the Purchaser with the Commission (the "Schedule 14D-1"). Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, at the places and in the manner as set forth in Section 9 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The obligation of the Purchaser to accept for payment and pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer is conditioned upon satisfaction of the Minimum Condition and the satisfaction or waiver of the conditions described in Annex A to the Merger Agreement. The Merger Agreement provides that the Purchaser may not amend or waive the Minimum Condition, or decrease the Offer Price or the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of Shares without the written consent of the Company. Notwithstanding the foregoing provisions, if on the initial scheduled expiration of the Offer (as it may be extended), all conditions to the Offer have not been satisfied or waived, the Offer may be extended from time to time until October 31, 1999. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     Designation of Directors. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding Shares (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent, the Purchaser and their affiliates. The Company will, upon request of Parent, use its best efforts promptly either to increase the size of the Company Board or to secure the resignations of incumbent directors, or both, and cause Parent's designees to be so elected or appointed to the Company Board. Notwithstanding the foregoing, until the effective time of the Merger (the "Effective Time"), the Company will use its reasonable efforts to retain as members of the Company Board at least two directors who were directors of the Company on the date the Merger Agreement was executed; provided, that, subsequent to the purchase of and payment for Shares pursuant to the Offer,

Parent will always have its designees represent at least a majority of the entire Company Board. The Company's obligation to elect or appoint Parent's designees to the Company Board is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Following the election of Parent's designees to the Company Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser, or any waiver of any condition or any of the Company's rights thereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement, which action will be deemed to constitute the action of the full Company Board; provided, that, if there are no such directors, such actions may be effected by the majority vote of the entire Company Board, and provided, further, that if there are no such directors, the Merger Agreement may not be amended to reduce the Merger Consideration to be less than the Offer Price or otherwise amended in a manner materially adverse to the holders of Shares other than Parent and the Purchaser.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation and a wholly owned Subsidiary of Parent. At Parent's election, the Merger may be restructured so that the Company is merged with and into Parent or any other direct or indirect Subsidiary of Parent or so that any direct or indirect Subsidiary of Parent other than the Purchaser is merged with and into the Company. At the Effective Time, each issued and outstanding Share (other than Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent, Shares owned by the Company as treasury stock and Shares held by holders who perfect any available dissenters rights under the DGCL) will be converted into the right to receive the Offer Price, without interest thereon, and each issued and outstanding share of common stock of the Purchaser will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     Treatment of Options. The Merger Agreement provides that Parent and the Company will take all actions necessary so that, as of the Effective Time, each outstanding option to purchase Shares which has been granted under the Company's stock option plans, whether or not then vested or exercisable, will be cancelled. In consideration for such cancellation, Parent will, or will cause the Surviving Corporation to, pay to the holder of each option to purchase Shares, an amount equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price thereof and (B) the number of Shares subject to such option. The Merger Agreement provides that the Company will take all actions necessary so that, as of the Effective Time, all plans, programs or arrangements of the Company providing for the issuance or grant of options or other interests in the capital stock of the Company will be terminated.

     Conditions. The respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the closing of the Merger, of each of the following conditions: (a) the Merger Agreement and the Merger have been approved and adopted by the requisite vote of the holders of Shares if required by the DGCL in order to consummate the Merger; (b) no statute, rule, order, decree or regulation has been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement have been obtained and are in effect at the Effective Time; (c) there is no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and (d) Parent, the Purchaser or their affiliates have purchased Shares pursuant to the Offer.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and will use its best efforts to cause a definitive Proxy Statement to be mailed to its stockholders; (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger

Agreement; and (iv) use its best efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action necessary to secure any stockholder approval required by the DGCL to effect the Merger. In the event that Parent, the Purchaser or any other Subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer, exercise of the option granted pursuant to the Stock Option Agreement or otherwise, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the DGCL.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things (i) organization, good standing and Subsidiaries, (ii) capitalization, (iii) authorization, validity of the Merger Agreement and the Stock Option Agreement and all required Company action taken with respect to the Offer and the Merger, (iv) vote required to approve the Merger, (v) required consents or approvals, (vi) no material misstatements in filings made with the Commission or financial statements, (vii) absence of material adverse changes, (viii) no undisclosed liabilities, (ix) no misstatements or omissions of a material fact in the Schedule 14D-9, Proxy Statement or other filings with the Commission with respect to the Offer and the Merger, (x) employee benefit plans and ERISA, (xi) litigation, (xii) compliance with environmental laws and regulations, (xiii) tax returns and tax liabilities,
(xiv) labor relations, (xv) compliance with laws, (xvi) insurance, (xvii) material contracts, (xviii) accounts receivable, (xix) valid title to, or leasehold interests in, property, (xx) valid title to, or leasehold interests in, plant and equipment, (xxi) all necessary permits and licenses, (xxii) intellectual property, (xxiii) Year 2000 issues, (xxiv) major customers, (xxv) receipt of fairness opinion from financial advisor and (xxvi) full disclosure. In addition, the Merger Agreement contains representations by Parent and the Purchaser as to, among other things, (i) organization and good standing, (ii) authorization, validity of the Merger Agreement and the Stock Option Agreement and all required Parent and Purchaser action taken with respect to the Offer and the Merger, (iii) required consents or approvals, (iv) no misstatements or omissions of a material fact in the Schedule 14D-1 or other filings with the Commission with respect to the Offer and the Merger, (v) financing the Offer and the Merger and (vi) operations of the Purchaser.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that after the date of the Merger Agreement and prior to the Effective Time, unless Parent otherwise agrees in writing or except as otherwise contemplated by the Merger Agreement:

          (a) the business of the Company and each of its Subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries will use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

          (b) the Company will not, and will not permit its Subsidiaries to: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries, other than Shares reserved for issuances pursuant to the exercise of stock options outstanding on the date of the Merger Agreement;
     (iv) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of its Subsidiaries; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock or any instrument or security which consists of or includes a right to acquire such shares;

          (c) the Company will not, and will not permit any of its Subsidiaries to, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, provided that such transactions, other than sales of inventory, do not exceed $25,000 per transaction and $250,000 in the aggregate and other than sales of specified property, provided, however, that Parent's consent is required for any indemnification provision or for the incurrence or obligation to incur any environmental remediation costs related to any such sale of property;

          (d) the Company will not, and will not permit any of its Subsidiaries to, acquire or publicly propose to acquire or agree to acquire (i) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets except purchases of assets in the ordinary course of business consistent with past practice and which do not individually exceed $150,000 or in the aggregate $1,500,000 and other than a purchase of specified property;

          (e) the Company will not, and will not permit any of its Subsidiaries to: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or employees or (A) enter into or adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of any benefit or amount payable or to become payable under any bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its Subsidiaries; or (ii) enter into any employment (other than "at will") or severance agreement with or, except in accordance with the written policies of the Company existing on the date of the Merger Agreement, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

          (f) the Company will not, and will not permit any of its Subsidiaries to, (i) except in the ordinary course of business consistent with past practice, enter into new contracts, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any contract or agreement to which the Company or any of its Subsidiaries is a party, which is material to the Company and its Subsidiaries taken as a whole and provided that the term of any new contract or any contract modification, amendment or renewal does not exceed twelve (12) months and, provided further, that no loans or advances may be made or extended to any customers in connection with any such contract, modification, amendment or renewal, or waive, release or assign any material rights or claims therein, or (ii) enter into, modify, amend or renew any contract or agreement outside the ordinary course of business or on a basis not consistent with past practice if the dollar value of such new contract or agreement, or existing contract or agreement as so amended, modified or renewed, is or would be in excess of $150,000 (not to exceed $1,500,000 in the aggregate) or have an initial term (or a renewal or extension term) greater than twelve (12) months;

          (g) the Company will, and will cause each of its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of the Company and its Subsidiaries, consistent with the Company's past practices;

          (h) the Company will not, and will not permit any of its Subsidiaries to: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company consistent with past practice); or (iv) make any new capital expenditure or expenditures which exceed the amounts budgeted therefor in the 1999 capital expenditure budget for the Company;

          (i) the Company will not, and will not permit any of its Subsidiaries to, change any of the accounting principles used by it except as required by law, rule, regulation or United States generally accepted accounting principles;

          (j) the Company will not, and will not permit any of its Subsidiaries to, make any material Tax election other than in the ordinary course of business and consistent with past practice, or settle or compromise any Tax liability in excess of $100,000 arising from or in connection with any single issue;

          (k) the Company will not, and will not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (i) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended December 31, 1998 of the Company and its consolidated Subsidiaries,
     (ii) incurred since December 31, 1998 in the ordinary course of business and consistent with past practice or (iii) which are immaterial in nature and amount;

          (l) the Company will not, and will not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (m) the Company will not, and will not permit any of its Subsidiaries to, amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased real properties or enter into any lease, agreement or arrangement with respect to any real property;

          (n) the Company will, and will cause each of its Subsidiaries to, use reasonable best efforts to maintain in effect all existing Permits that are material to the operations of the Company or any of its Subsidiaries;

          (o) subject to certain other restrictions set forth in the Merger Agreement, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective affiliates other than such agreements and arrangements as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arms-length basis and are no less favorable to the Company or its Subsidiaries than the Company or such Subsidiary would have obtained from an unaffiliated third party;

          (p) the Company will not, and will not permit any of its Subsidiaries to, take, or agree to commit to take, any action that (i) would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, (ii) would result in any of the conditions to the Offer or any conditions to the consummation of the Merger not being satisfied, or (iii) would materially impair the ability of the Company, Parent or the Purchaser to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; and

          (q) the Company will not, and will not permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms or the expiration of the Offer without Parent or the Purchaser or their affiliates, as the case may be, having purchased any Shares pursuant thereto, neither the Company nor any of its Subsidiaries or affiliates will (and the Company will use its reasonable best efforts to cause its and each of its Subsidiaries' officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, business combination, tender offer, exchange offer, sale of assets (other than as expressly permitted by Section 5.1 of the Merger Agreement), sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"). The Company also agreed to immediately cease any existing activities, discussions or negotiations with any other persons with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (w) such entity or group has submitted an unsolicited bona fide written proposal to the Company Board relating to any such transaction, (x) such proposal provides for the acquisition for cash and/or publicly traded securities of all of the outstanding Shares, (y) the Company Board determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Offer and the Merger and fully financed or reasonably capable of being financed, and (z) the Company Board determines in good faith, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate their fiduciary duties to the Company's stockholders under applicable law. A proposal meeting all of the criteria in the preceding sentence is referred to in the Merger Agreement as a "Superior Proposal." The Merger Agreement does not prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. The Company has agreed to immediately notify Parent of any Acquisition Proposal, or if an inquiry is made, to keep Parent fully apprised of all developments with respect thereto, to immediately provide to Parent copies of any written materials received by the Company in connection with any Acquisition Proposal or inquiry, and to identify the party making any Acquisition Proposal or inquiry or engaging in such discussion or negotiation. The Company has also agreed to promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. The Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. The Merger Agreement provides that, except in connection with the valid termination of the Merger Agreement in connection with a Superior Proposal, neither the Company Board nor any committee thereof shall (i) withdraw, or modify or change in a manner adverse to Parent or the Purchaser the approval or recommendation by the Company Board of the Offer, the Merger Agreement or the Merger or propose to do so, (ii) approve or recommend any Acquisition Proposal or propose to do so, or (iii) enter into any agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that for six years after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless to the fullest extent permitted under Delaware law the present and former officers, directors, employees and agents of the Company and its Subsidiaries against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation)) in connection with any claim, suit, action, proceeding or investigation that is, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee or agent of the Company or its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time.

     The Merger Agreement further provides that for six years after the Effective Time, Parent will, or will cause the Surviving Corporation to, maintain in effect, if available, directors' and officers' liability insurance covering those persons currently covered by the Company's directors' and officers' liability insurance policy, to the extent that it provides coverage for events occurring on or prior to the Effective Time, on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable than the terms of the Company's current policy. If the premium for such coverage exceeds 150% of the annual premium currently paid by the Company for such coverage, Parent or the Surviving Corporation are required only to purchase a policy with the greatest coverage available for an annual premium up to such amount.

     Termination. The Merger Agreement provides that it may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual consent of the Parent Board and the Company Board.

          (b) by either of the Company Board or the Parent Board:

             (i) if Shares have not been purchased pursuant to the Offer on or prior to October 31, 1999; provided, that the right to terminate the Merger Agreement pursuant to this paragraph is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase Shares pursuant to the Offer on or prior to such date; or

             (ii) if any Governmental Entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable.

          (c) by the Company Board:

             (i) if, prior to the purchase of Shares pursuant to the Offer, the Company Board has withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least five business days prior to terminating the Merger Agreement pursuant to this paragraph the Company has provided Parent with written notice advising Parent that the Company Board has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (B) the Company has caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms; and further provided that the Company may not terminate the Merger Agreement pursuant to this paragraph if the Company is in material breach of the Merger Agreement; or

             (ii) if, prior to the purchase of Shares pursuant to the Offer, Parent or the Purchaser breaches in any material respect any of its material covenants, agreements, representations or warranties contained in the Merger Agreement, which breach is incapable of being cured within 30 days of notice from the Company to Parent; or

             (iii) if Parent or the Purchaser has terminated the Offer, or the Offer has expired, without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this paragraph if the Company is in material breach of the Merger Agreement.

          (d) by the Parent Board:

             (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 14 below, Parent, the Purchaser, or any of their affiliates has failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided that Parent may not terminate the Merger Agreement pursuant to this paragraph if Parent or the Purchaser is in material breach of the Merger Agreement; or

             (ii) if prior to the purchase of Shares pursuant to the Offer, the Company Board has withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or has recommended an Acquisition Proposal or offer, or has executed an agreement in principle or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Company Board resolves to do any of the foregoing); provided that Parent may not terminate the Merger Agreement pursuant to this paragraph if Parent or the Purchaser is in material breach of the Merger Agreement; or

             (iii) if Parent or the Purchaser has terminated the Offer, or the Offer has expired without Parent or the Purchaser purchasing any Shares thereunder, provided that Parent may not terminate the Merger Agreement pursuant to this paragraph if it or the Purchaser has failed to purchase Shares in the Offer in violation of the material terms thereof.

     Effect of Termination; Termination Fee. The Merger Agreement provides that in the event of termination, the Merger Agreement will forthwith become null and void, and there will be no liability on the part of Parent, the Purchaser or the Company except (A) for fraud or for willful material breach of the Merger Agreement and (B) as described below with respect to the payment of certain fees and expenses.

     Set forth below are the circumstances under which a Termination Fee (as defined below) is payable under the terms of the Merger Agreement. All references to paragraph numbers refer to the section entitled "Termination" above.

     If (w) the Company Board terminates the Merger Agreement pursuant to paragraph (c)(i), (x) the Parent Board terminates the Merger Agreement pursuant to paragraph (d)(ii), (y) the Company Board terminates the Merger Agreement pursuant to paragraph (b)(i) or paragraph (c)(iii) or the Parent Board terminates the Merger Agreement pursuant to paragraph (b)(i) or (d)(iii) and prior thereto there has been publicly announced another Acquisition Proposal or
(z) the Parent Board, due to a material breach of the Merger Agreement by the Company, terminates the Merger Agreement pursuant to paragraph (d)(i) or
(d)(iii), (each such case of termination being referred to as a "Trigger Event"), then the Company is obligated to pay to Parent $14 million. Such payment is due not later than one business day after such termination of the Merger Agreement except in the case of any termination by the Company pursuant to paragraph (c)(i), in which case, payment is due simultaneously with the termination.

     The Merger Agreement further provides that upon the termination of the Merger Agreement due to the occurrence of a Trigger Event, the Company will also promptly reimburse Parent for the actual, documented and reasonable out-of-pocket expenses of Parent, the Purchaser and their affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) ("Expenses") in connection with the Offer and the Merger Agreement, in an amount not to exceed $2.5 million.

     The Merger Agreement also provides that if the Company terminates the Merger Agreement pursuant to paragraph (c)(ii), and the Company is not in material breach of the Merger Agreement at the time of such termination, Parent will pay to the Company (not later than one business day after such termination) $14 million plus an amount not to exceed $2.5 million as reimbursement to the Company for its actual, documented and reasonable out-of-pocket Expenses.

     Fees and Expenses. The Merger Agreement provides that, except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

STOCK OPTION AGREEMENT

     The following is a summary of certain provisions of the Stock Option Agreement. This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the full text of the Stock Option Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule 14D-1. Capitalized terms not otherwise defined below have the meanings set forth in the Stock Option Agreement. The Stock Option Agreement may be examined, and copies obtained, at the places and in the manner as set forth in Section 9 of this Offer to Purchase.

     Grant and Exercise of Option. Under the Stock Option Agreement, the Company has granted to the Purchaser an irrevocable option (the "Stock Option") to purchase up to that number of newly issued Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Shares under the Stock Option) (up to a maximum of 19.9% of the Shares outstanding at the time of the grant of the Stock Option) at a price of $12.25 per Share. The Stock Option may be exercised by the Purchaser at any time after the acceptance for payment by the Purchaser of Shares pursuant to the Offer. The Stock Option will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time.

     Adjustment Upon Changes in Capitalization. The Stock Option Agreement provides that, in the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of any extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting the Purchaser's rights and privileges under the Stock Option Agreement, the number and kind of the shares and the consideration payable in respect of the shares will be appropriately and equitably adjusted to restore to the Purchaser its rights and privileges under the Stock Option Agreement.

CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement. This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule 14D-1. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, at the places and in the manner as set forth in Section 9 of this Offer to Purchase.

     Pursuant to the terms of the Confidentiality Agreement that Parent and the Company entered into on October 30, 1998, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning each of them. The parties agreed that for a period of two years from the date of the Confidentiality Agreement that they will not knowingly, as a result of knowledge or information obtained from the exchange of certain confidential information (i) divert or attempt to divert any business or customer of the other party or any of its affiliates nor (ii) employ or attempt to employ or divert any employee of the party. The parties further agreed that, upon receipt of proprietary, non-public, confidential information, neither of them would propose to the other or any other person any transaction between the companies or their securityholders or involving any of their securities or securityholders unless the other company has requested in writing that such a proposal be made, and that neither company will acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the other company or any of the other company's securities, businesses or assets for a period of two years from the date of the Confidentiality Agreement unless the other company has consented in advance in writing to such acquisition.

EMPLOYMENT AGREEMENTS

     The following is a summary of certain provisions of the Employment Agreement (as defined herein) and a letter agreement related thereto. This summary is not a complete description of the terms and conditions of the Employment Agreement and the related letter agreement and is qualified in its entirety by reference to the full text of the Employment Agreement and the related letter agreement, copies of which are filed with the Commission as exhibits to the Schedule 14D-1. Capitalized terms not otherwise defined below shall have the meanings set forth in the Employment Agreement. The Employment Agreement and the related letter agreement may be examined, and copies obtained, at the places and in the manner as set forth in Section 9 of this Offer to Purchase.

     Parent and the Company have agreed to new employment arrangements with Mr. O'Mahoney that, effective upon the date that a majority of Shares are acquired by Parent (the "Acquisition Date"), will replace Mr. O'Mahoney's current employment agreement with the Company. The new agreement entered into among Mr. O'Mahoney, Parent and the Company (the "Employment Agreement") provides that in lieu of any payment under Mr. O'Mahoney's current agreement, Mr. O'Mahoney will be employed by Parent for an initial period of two years after the Acquisition Date at an initial annual base salary of $350,000, subject to increase at the discretion of Parent, and will receive fringe benefits and perquisites at least equal to those received by Mr. O'Mahoney immediately before the date of the Employment Agreement. The Employment Agreement also provides that Mr. O'Mahoney will receive, upon the Acquisition Date, a signing bonus of $100,000 in cash and a grant of shares of restricted stock of Parent with a value of $300,000 and, provided his employment with Parent continues on the day following the first anniversary of the Acquisition Date, a grant of shares of restricted stock of Parent with a value of $300,000 on such day.

     Pursuant to the Employment Agreement, if Parent terminates Mr. O'Mahoney's employment without cause, as defined in the Employment Agreement, then Parent will pay Mr. O'Mahoney an amount equal to the amount of salary he would have earned during the remaining initial two-year term of the Employment Agreement. In addition, if Mr. O'Mahoney's employment is terminated without cause (i) on or before the first anniversary of the Acquisition Date, then he will receive a cash payment of $300,000 and all restrictions on his restricted stock will be lifted, or (ii) after the day following the first anniversary of the Acquisition Date but before the second anniversary of the Acquisition Date, then all restrictions on his restricted stock will be lifted. If Mr. O'Mahoney terminates his employment or if Parent terminates Mr. O'Mahoney's employment for cause, then Mr. O'Mahoney will not receive any payments other than payments owed to him up to the date of his termination. The Employment Agreement also provides that for a period of eighteen months following Mr. O'Mahoney's termination of employment with Parent, Mr. O'Mahoney may not, directly or indirectly, engage in any business which competes with Parent or the Company.

     The Employment Agreement places certain restrictions upon Mr. O'Mahoney's ability to communicate confidential information concerning Parent or the Company to third parties. The Employment Agreement also provides that Parent will pay Mr. O'Mahoney such additional amounts as may be necessary to cover certain taxes that Mr. O'Mahoney would have to pay on certain payments he is entitled to receive.

     In addition, pursuant to a letter agreement supplementing the Employment Agreement, Parent has also agreed to grant to Mr. O'Mahoney, upon Parent becoming the owner of a majority of the issued and outstanding Shares (provided that such date is not later than October 31, 1999), an option to purchase 5,000 shares of common stock of Parent at an exercise price equal to the stock's closing price on the NYSE on the last regular trading day immediately preceding the grant date. The option will vest in two equal installments on each of the first and second anniversaries of the grant date.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

     Plans for the Company. Parent is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances existing upon completion of the Offer. Such changes could include, among other things, changes in the Company's business, corporate structure, capitalization, management or dividend policy.

     Assuming the Minimum Condition is satisfied and the Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Merger Agreement--Designation of Directors" above. Parent will exercise such rights by causing the Company to elect to the Company Board Messrs. Allan R. Rothwell, Bruce E. Moore, Darryl K. Williams and David A. Beanblossom. Information with respect to such directors is contained in the
Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its Subsidiaries pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board equals the percentage of the outstanding Shares beneficially owned by the Purchaser, Parent and any of their affiliates. See
Section 11. The Merger Agreement
provides that the directors of the Purchaser and the officers of the Company, in each case immediately prior to the Effective Time, will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of a material amount of assets, involving the Company or its Subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of Parent's other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, the Purchaser and Parent's other Subsidiaries and affiliates acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement (which would be the case if the Minimum Condition is satisfied and the Purchaser were to accept for payment Shares tendered in the Offer), they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, the Purchaser and any other Subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and the Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and the Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. In addition, the Purchaser intends to exercise the Stock Option pursuant to which it would reach the 90% threshold. Parent and the Purchaser presently intend to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that from April 27, 1999 until the Effective Time, without the prior written consent of Parent, neither the Company nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company; (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or Voting Debt of the Company or any of its Subsidiaries, other than Shares reserved for issuances pursuant to the exercise of options outstanding on such date; (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any instrument or security which consists of or includes a right to acquire such capital stock.

14. CONDITIONS TO THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any foreign antitrust or competition law or regulation has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stock Option Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stock Option Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters property presented to the Company's stockholders or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (as defined in the Merger Agreement);

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any foreign antitrust or competition law or regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (v) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (v) any change in general financial, bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, (vi) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of the Merger Agreement or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) any of the representations and warranties of the Company (without giving effect to any limitation as to "knowledge" set forth in the Merger Agreement) set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration of the Offer (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period);

          (e) the Company shall have breached or failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (f) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) (i) it shall have been publicly disclosed or Parent or the Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares), other than acquisitions of stock in open market purchases by passive investors that prior to the date of the Merger Agreement beneficially owned 10% or more of any class or series of capital stock of the Company (including the Shares) provided that such acquisitions do not result in such passive investor beneficially owning more than 19.9% of such class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company;

          (i) the Company Board or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended another proposal or offer, (iii) shall have resolved to do any of the foregoing or (iv) shall have taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or the Purchaser) after a reasonable amount of time (and in no event more than ten business days following receipt thereof) has elapsed for the Company Board or any committee thereof to review and make a recommendation with respect thereto; or

          (j) the Company shall have breached the Stock Option Agreement, any of its representations, warranties or agreements set forth in the Stock Option Agreement or such Stock Option Agreement shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and the Purchaser under the Merger Agreement or the Stock Option Agreement;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     General. Except as described in this Offer to Purchase, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Parent presently contemplate that such approval or other action would be sought. While, except as otherwise described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the business of the Company or Parent or that certain parts of the businesses of the Company or Parent might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse actions are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act and the rules promulgated thereunder, which provide that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act on or about May 4, 1999. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. Accordingly, if Parent makes such filing on May 4, 1999, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on May 19, 1999, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material. If such a request is made, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer or the 30-day period is earlier terminated by the Antitrust Division and the FTC.

     The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent, the Company or their respective affiliates. Private parties and state attorneys general may also bring legal action under the Antitrust Laws under certain circumstances.

     Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Foreign Laws. Parent, the Company and certain of their subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the currently scheduled Expiration Date. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. Pursuant to the Merger Agreement, if any such filings or approvals may not be made or obtained prior to the currently scheduled Expiration Date, the Purchaser has the right, in its sole discretion, to extend the Offer until such time as all required or desirable filings and approvals may be made or obtained, provided that the Offer may not be extended beyond October 31, 1999.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation that does not opt out of its provisions from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless (i) prior to such time, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer; or (iii) at or subsequent to such time, the Business Combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds ( 2/3) of the outstanding voting stock which is not owned by the Interested Stockholder. The Company has opted in its By-laws not to be governed by Section 203 of the DGCL, and as a result, the restrictions contained therein do not apply to transactions between the Company and any of its Interested Stockholders.

     Although the Company is organized under the laws of the State of Delaware, since the Company's executive offices and principal place of business are located in the State of Wisconsin, the Offer could be subject to Chapter 552 of the Wisconsin Statutes, the Wisconsin Corporate Take-Over Law ("Chapter 552"). Chapter 552 makes it unlawful, under certain circumstances, for any person to make a "take-over offer" involving a "target company" in Wisconsin which meets certain criteria, or to acquire any equity securities of such a target company pursuant to the take-over offer, unless a registration statement has been filed with the Division of Securities of the Wisconsin Department of Financial Institutions (the "Division") at least ten days prior to the commencement of the take-over offer and the Division does not delay the effectiveness of the take-over offer by order or request for a hearing. The Company has represented to Parent and the Purchaser in the Merger Agreement that it meets an exception to the registration provisions of Chapter 552 and, consequently, such provisions of Chapter 552 should be inapplicable to the Offer and the Merger. However, Chapter 552 also imposes certain reporting and filing requirements on persons making a take-over offer and makes unlawful certain fraudulent and deceptive practices in connection with a take-over offer. Parent and the Purchaser intend to comply with such requirements and prohibitions to the extent required by Chapter 552.

     The foregoing description of Chapter 552 is not necessarily complete and is qualified by reference to the provisions of Chapter 552 and the rules and regulations promulgated thereunder.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire securities of corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Other than as set forth above, Parent and the Purchaser do not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer and the Merger, and neither Parent nor the

Purchaser has attempted to comply with any state antitakeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Environmental. The Company will be required to comply with the New Jersey Industrial Site Recovery Act ("ISRA") and the rules promulgated thereunder with respect to the Company's South Kearney, Plainfield and Newark, New Jersey facilities. To comply with ISRA, the Company will be required to apply for and obtain New Jersey Department of Environmental Protection ("NJDEP") approval of a remediation agreement with respect to the South Kearney and Plainfield facilities prior to the Purchaser's acquisition of Shares pursuant to the Offer or the Merger. With respect to the Newark facility, the Company intends to apply for a waiver of the ISRA requirements on the basis that the previous owner of the facility is in the process of an ISRA proceeding in connection with a previous sale of assets to the Company. NJDEP approval of the waiver application must be obtained prior to the Purchaser's acquisition of Shares pursuant to the Offer or the Merger. NJDEP approval of ISRA remediation agreements and waiver applications are typically issued within 14 business days after receipt of the relevant application and associated documentation. The Company intends to file the relevant applications and associated documentation with the NJDEP no later than May 21, 1999.

16. FEES AND EXPENSES.

     Merrill Lynch is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser and Parent in connection with the Offer. Parent has agreed to pay Merrill Lynch a fee of approximately $3.1 million for such services, approximately 25% of which was payable upon the execution of the Merger Agreement and the remainder of which is payable upon consummation of the Merger. Parent has also agreed to reimburse Merrill Lynch for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Merrill Lynch in connection with its engagement and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

     The Purchaser and Parent have retained Kissel Blake to serve as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Abernathy McGregor Frank will perform certain public relations consulting services for Parent in connection with the Offer, for which it will receive reasonable and customary compensation.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection, and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                   LIPSTICK ACQUISITION CORP.

May 4, 1999

                                   SCHEDULE I

                    INFORMATION CONCERNING THE DIRECTORS AND
                 EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

     Directors and Executive Officers of Parent and the Purchaser. Set forth below is the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent and the Purchaser. Each such person is a citizen of the United States of America and, the business address of each such person is c/o Parent, 100 N. Eastman Road, Kingsport, Tennessee 37660. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years. Directors (and, in the case of Mr. Griffin, director-elect) of Parent or the Purchaser, as the case may be, are identified by an asterisk.

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----               ------------------------------------------------------------
H. Jesse Arnelle*           Mr. Arnelle is of counsel to the Winston-Salem, North
                            Carolina-based law firm of Womble, Carlyle, Sandridge &
                            Rice. He was a partner of the San Francisco-based law firm of Arnelle, Hastie, McGee, Willis & Greene or its
                            predecessor from 1985 until 1997. Mr. Arnelle is Immediate
                            Past Chairman of the Board of Trustees of Pennsylvania State
                            University, is a director of the National Football
                            Foundation and Collegiate Hall of Fame, and is a member of the boards of directors of Waste Management, Inc., FPL
                            Group, Inc., Textron, Inc., Armstrong World Industries,
                            Inc., and Union Pacific Resources, Inc.
R. Wiley Bourne, Jr.*       Mr. Bourne is Vice Chairman of the Board and Executive Vice
                            President of Parent, responsible for all business
                            organizations. He joined Parent in 1959 and was named
                            Executive Vice President in 1989. Mr. Bourne also served as a Vice President of Eastman Kodak Company from 1986 through
                            1993. He is also a member of the board of directors of
                            Unifi, Inc. Mr. Bourne also serves as a member of the Board of Trustees and Vice Chairman of the United States Council
                            for International Business, on the regional advisory Board of First Tennessee Bank, as a director of the American
                            Industrial Health Council, East Tennessee State University
                            Foundation, and the Massachusetts Institute of Technology
                            Society of Sloan Fellows, and on the Board of Trustees of
                            Tennessee Wesleyan College, the Visiting Committee of the
                            James H. Quillen College of Medicine, and the Board of
                            Visitors of North Carolina A&T State University.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----               ------------------------------------------------------------
Calvin A. Campbell,         Mr. Campbell has been Chairman of the Board, President and
  Jr.*                      Chief Executive Officer of Goodman Equipment Corporation
                            since 1971. Goodman Equipment designs, manufactures, and
                            markets worldwide underground mining locomotives and
                            personnel carriers and plastics blow molding machinery. He was also President and Chief Executive Officer of Cyprus
                            Amax Minerals Company in 1992, Chairman of the Board in 1991
                            and 1992, and a director from 1985 through 1994. Mr.
                            Campbell is a member of the board of directors of Mine
                            Safety Appliances Company and of Bulley & Andrews Company.
                            He also serves as Chairman of the National Association of
                            Manufacturers, is a director of the National Mining
                            Association, is a director and former Chairman of the
                            Illinois Manufacturers Association, and serves as a trustee of the Illinois Institute of Technology.
Earnest W. Deavenport,      Mr. Deavenport is Chairman of the Board and Chief Executive
  Jr.*                      Officer of Parent. He joined Parent in 1960. Mr. Deavenport was named President of Parent in 1989. He also served as
                            Group Vice President of Eastman Kodak Company from 1989
                            through 1993. Mr. Deavenport is a member of the boards of
                            directors of First American Corporation and Milliken &
                            Company. He also serves as a director of the Chemical
                            Manufacturers Association, the American Plastics Council,
                            and the National Association of Manufacturers, on the Board
                            of Trustees of the Malcolm Baldridge National Quality Award
                            Foundation, and on the policy committee of the Business
                            Roundtable.
Jerry E. Dempsey*           Mr. Dempsey served as Chairman of the Board and Chief
                            Executive Officer of PPG Industries, Inc. from 1993 until
                            his retirement in 1997. From 1991 until he joined PPG, he
                            was Senior Vice President of WMX Technologies, Inc., a waste treatment and disposal company, and Chairman of its
                            publicly-traded, majority-owned subsidiary, Chemical Waste
                            Management, Inc., having served as President and Chief
                            Executive Officer of Chemical Waste Management, Inc. since
                            1985. Mr. Dempsey is also a member of the board of directors of Navistar International Corporation.
John W. Donehower*          Mr. Donehower is Senior Vice President and Chief Financial
                            Officer of Kimberly-Clark Corporation. He joined
                            Kimberly-Clark in 1974, and served in a series of management positions prior to election to his current position in 1993.
                            Mr. Donehower is also a member of the board of directors of
                            Allendale Mutual Insurance Company and Kimberly-Clark De
                            Mexico S.A. de C.V.
Donald W. Griffin*          Mr. Griffin is Chairman of the Board, President, and Chief
                            Executive Officer of Olin Corporation, a manufacturer of
                            chemicals, metals, and ammunition. He joined Olin in 1961, and served in a series of marketing and management positions prior to election to the position of President and Chief
                            Operating Officer in 1994 and to his current positions in
                            1996. Mr. Griffin is also a member of the boards of
                            directors of A.C. Nielsen Corporation and Rayonier, Inc. He also serves as a director of the Chemical Manufacturers
                            Association, the National Shooting Sports Foundation, the
                            Wildlife Management Institute, and the Small Arms and
                            Ammunition Manufacturers Institute, and as a trustee of the
                            University of Evansville and the Buffalo Bill Historical
                            Center. Mr. Griffin is not currently a director of the
                            Company, but has been appointed to fill the vacancy to be
                            created by Gerald B. Mitchell's retirement at Parent's
                            Annual Meeting scheduled for May 6, 1999.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----               ------------------------------------------------------------
Lee Liu*                    Mr. Liu is the Chairman of the Board of Interstate Energy
                            Corporation, and was Chairman of the Board and Chief
                            Executive Officer of IES Industries, Inc., predecessor of
                            Interstate Energy Corporation, and of IES Utilities, the
                            major subsidiary of IES Industries, from 1993 to 1998. Mr.
                            Liu has been with Iowa Electric Light and Power Company,
                            predecessor of IES Industries, since 1957. He is also a
                            member of the boards of directors of Principal Financial
                            Group and McLeod USA Incorporated.
Marilyn R. Marks*           Miss Marks is Chairman of the Board and Chief Executive
                            Officer of Dorsey Trailers, Inc., positions she has held
                            since 1987. She was also President of Dorsey Trailers, Inc.
                            from 1987 to November 1997. Miss Marks is also a member of the board of directors of Dana Corporation, and also serves as a director of the American Trucking Associations
                            Foundation.
Gerald B. Mitchell*         Mr. Mitchell retired from Dana Corporation, a vehicle parts supply company, in 1990, following 44 years of service. From
                            1980 until his retirement, Mr. Mitchell was the Chairman of the Board and Chief Executive Officer. Mr. Mitchell is a
                            member of the boards of directors of WestPoint Stevens Inc.,
                            Worthington Industries, Inc., and George Weston Ltd.
                            (Canada). Under Parent's Bylaw provision governing
                            retirement age, Mr. Mitchell will resign from Parent's Board at Parent's Annual Meeting scheduled for May 6, 1999.
Dr. John A. White*          Dr. White is Chancellor of the University of Arkansas. From
                            1991 to 1997, he was Dean of the College of Engineering at
                            the Georgia Institute of Technology. From July 1988 to
                            September 1991, he was Assistant Director of the National
                            Science Foundation in Washington, D.C., and served on the
                            faculty of the Georgia Institute of Technology from 1975 to
                            1997. Dr. White is also a member of the National Science
                            Board, a member of the National Academy of Engineering, and a member of the boards of directors of Motorola, Inc.,
                            Russell Corporation, J.B. Hunt Transport Services, Inc., and
                            Logility, Inc.
Dr. James L. Chitwood       Dr. Chitwood is Senior Vice President of Parent, responsible for operations outside North America. Dr. Chitwood joined
                            Parent in 1968, was named Senior Vice President of Parent in
                            1989, and Group Vice President, Specialty Business Group, in
                            1991. Dr. Chitwood was appointed Senior Vice President with responsibility for Parent business organizations in October
                            1994 and assumed his current responsibilities in 1996. He
                            also served as a Vice President of Kodak from 1984 through
                            1993.
Betty W. DeVinney           Mrs. DeVinney is Vice President, Communications and Public
                            Affairs of Parent. Mrs. DeVinney joined Parent in 1973. In
                            1991, she became Manager, Employment, was named Manager,
                            Community Relations, in 1995 and was appointed Manager,
                            Corporate Relations, in 1997. She assumed her current
                            position in 1998.
Harold L. Henderson         Mr. Henderson joined Parent in 1997 as Senior Vice President and General Counsel. Mr. Henderson served previously as
                            chief legal officer of The Firestone Tire & Rubber Company from 1980 to 1985 and of RJR Nabisco, Inc. from 1985 to
                            1989. He was a consultant, commercial real estate developer, and private investor from 1989 through 1996.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----               ------------------------------------------------------------
Patrick R. Kinsey           Mr. Kinsey is Vice President and Comptroller of Parent. Mr.
                            Kinsey joined Parent in 1967, was named Director, Internal
                            Auditing, in 1993 and became Director, Corporate Financial
                            Reporting, in 1996. He assumed his current position in 1998.
Roger K. Mowen, Jr.         Mr. Mowen is Vice President, Customer Demand Chain, of
                            Parent. Mr. Mowen joined Parent in 1971. He was named Vice
                            President and General Manager, Polymer Modifiers, in 1991,
                            was named Superintendent of the Polymers Division in 1994, and was appointed President, Carolina Eastman Division, in
                            1996. Mr. Mowen assumed his current position in 1998.
B. Fielding Rolston         Mr. Rolston is Vice President, Human Resources and Health,
                            Safety, Environment, and Security, of Parent. Mr. Rolston
                            joined Parent in 1964 and was appointed Vice President,
                            Customer Service and Materials Management, of Parent in
                            1987. He assumed his current position in 1998.
Allan R. Rothwell           Mr. Rothwell is Senior Vice President and Chief Financial
                            Officer of Parent. Mr. Rothwell joined Parent in 1969 and
                            was appointed Business Director, Industrial Intermediates, in 1993. In 1994, he became Vice President and General
                            Manager, Container Plastics, was appointed Vice President,
                            Corporate Development and Strategy, in 1997, and assumed his current position in 1998.
Darryl K. Williams          Mr. Williams is Senior Vice President, Technology and
                            Quality, of Parent. Mr. Williams joined Parent in 1965. He was appointed President of Eastman Chemical Japan Ltd., in
                            1992, was named Vice President, Asia Pacific Regional
                            Support Services, in 1993, was appointed Vice President,
                            Asia Pacific Sales, in 1994, and was named Senior Vice
                            President, Technology, in 1996. He assumed his current
                            position in 1998.
Garland S. Williamson       Mr. Williamson is Vice President, Worldwide Manufacturing of
                            Parent. Mr. Williamson joined Parent in 1967. He was named
                            Vice President, Asia Pacific Manufacturing, in 1992, and was
                            appointed President, Texas Eastman Division, in 1996. Mr.
                            Williamson assumed his current position in 1998.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----               ------------------------------------------------------------
Bruce E. Moore*             Mr. Moore is Vice President and General Manager of Coatings,
                            Inks & Resins of Parent. He joined Parent in 1962 as a sales trainee in the Chemicals Division, was named Director of
                            Marketing in the International Division in 1984 and Director
                            of Field Marketing in the Chemicals Division in 1986. In
                            1990, Mr. Moore became the Chemicals Division Director of
                            Product Management, was named Vice President of Asia Pacific and Latin America Sales in 1991 and appointed to Director of
                            Eastman Chemical Asia Pacific Pte. Ltd. He was appointed to his present position in 1998.
Allan R. Rothwell*          Mr. Rothwell is President of the Purchaser. Mr. Rothwell is
                            also Senior Vice President and Chief Financial Officer of
                            Parent. Mr. Rothwell joined Parent in 1969 and was appointed
                            Business Director, Industrial Intermediates, in 1993. In
                            1994, he became Vice President and General Manager,
                            Container Plastics, was appointed Vice President, Corporate
                            Development and Strategy, in 1997, and assumed his current position in 1998.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
         NAME                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
         ----               ------------------------------------------------------------
Prentice McKibben           Mr. McKibben is Treasurer and Secretary of the Purchaser.
                            Mr. McKibben is also Director, Corporate and Business
                            Development, of Parent. He joined Parent in 1974 and was
                            appointed Business Ventures Director in 1996, and named
                            Business Development Executive in 1997. He assumed his
                            current position with Parent in 1998.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

            By Mail:                           By Hand:                         By Overnight:
    Reorganization Department          Reorganization Department          Reorganization Department
         P. O. Box 3301                      120 Broadway                    85 Challenger Road,
   South Hackensack, NJ 07606                 13th Floor                       Mail Drop-Reorg
                                          New York, NY 10271              Ridgefield Park, NJ 07660

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)

                                 (201) 296-4293

                         Confirm Facsimile Transmission
                               By Telephone Only:

                                 (201) 296-4860

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their telephone numbers and addresses set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                  KISSEL BLAKE
              A Division of Shareholder Communications Corporation

                                110 Wall Street
                            New York, New York 10005
                 Banks and Brokers, Please Call: (212) 344-6733
                   All Others Call Toll-Free: (800) 554-7733

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1314
                         (212) 449-8971 (Call Collect)